[QNB LETTERHEAD]


FOR IMMEDIATE RELEASE

                    QNB CORP. REPORTS THIRD QUARTER EARNINGS

QUAKERTOWN, PA (22 October 2003) QNB Corp. (OTC Bulletin Board: QNBC) the parent company of The Quakertown National Bank (QNB), reported net income for the third quarter 2003 of $1,412,000 or $.45 per share on a diluted basis. This represents a 12.4 percent increase compared to $1,256,000 or $.40 per share diluted for the same period in 2002. Results for the quarter include several non-recurring events discussed in more detail below. Net income for the first nine months of 2003 was $4,573,000 or $1.46 per share diluted, a 17.7 percent increase over the $3,885,000 or $1.25 per share diluted for the comparable period in 2003. All earnings per share amounts have been restated to reflect the two-for-one split paid on October 14, 2003.


"In light of the difficult economy and interest rate environment in which we have been operating, I am pleased with the financial performance we have achieved in the third quarter and for the first nine months of 2003," said Thomas J. Bisko, President and CEO. "In addition to the earnings performance, we are pleased to have announced a 2-for-1 stock split during the quarter."

Contributing to the increase in net income when comparing the two quarters is higher non-interest income. Non-interest income for the three months ended September 30, 2003 was $938,000, a $413,000 increase from the third quarter of 2002. In an effort to reposition the balance sheet during the third quarter of 2003, QNB recorded a loss of $73,000 on the sale of fixed income securities. This compares to net losses from the sale of fixed income securities and impairment of equity securities of $418,000 during the third quarter of 2002. In addition, gains on the sale of loans was $3,000 for the three months ended September 30, 2003 compared to $120,000 for the same period in 2002. Other components of non-interest income increased $185,000 or 22.5 percent. A $96,000 reversal of a valuation allowance for mortgage servicing rights, proceeds of $114,000 from insurance contracts and higher fee income on deposit accounts contributed to this increase.

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The increase in non-interest income offset a slight decline in net interest income and an increase in non-interest expense. Net interest income declined by $18,000 when comparing the two quarters. Included in net interest income for the third quarter of 2002 was the recognition of $99,000 in interest on non-accrual loans. The continued low interest rate environment has had a significant impact on the net interest margin. The net interest margin was 3.31 percent for the third quarter of 2003 compared to 3.69 percent for the same period in 2002. Excluding the impact of the non-accrual interest, the net interest margin for the third quarter of 2002 was 3.61 percent. The impact from the decline in the net interest margin on net interest income was partially offset by a 10.5 percent increase in average earning assets with average loans increasing 12.3 percent. The growth in earning assets was a result of significant deposit growth during the third quarter of 2003. Average deposits increased $49,708,000 or 13.2 percent when comparing the third quarter of 2003 to the same period in 2002. Total deposits at September 30, 2003 were $445,848,000, an increase of $60,309,000 or 15.6 percent from the $385,539,000 reported at September 30, 2002.

" We continue to experience strong deposit growth, which has enabled us to offset some of the impact of the declining net interest margin on net interest income. In addition, we are well positioned to benefit from rising interest rates. We look forward to the fourth quarter and the completion of our eighth consecutive year of record earnings," said Bisko.

Total non-interest expense increased $403,000 or 14.1 percent with salaries and benefits increasing $293,000 when comparing the two quarters. Higher incentive compensation expense, payroll tax expense, medical insurance costs, and retirement plan costs contributed to the increase in salaries and benefits expense. Higher marketing expense also contributed to the increase in total non-interest expense.

The effective tax rate was 7.7 percent for the three-month period ended September 30, 2003 compared to 18.3 percent for the same period in 2002. Positively impacting the effective tax rate as well as the results for the quarter was the reversal of a tax valuation allowance of $137,000 recorded in previous periods. The reversal of the valuation allowance was a result of the ability to realize tax benefits associated with certain impaired securities, due to the increase in unrealized gains of certain equity securities held by the company. The tax-exempt insurance proceeds mentioned above also had a positive impact on the effective tax rate.

QNB Corp. offers commercial and retail banking services through the seven banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with Trust Company of the Lehigh Valley, retail brokerage services through Raymond James Financial Service Inc. and title insurance through Bankers Settlement Services of Eastern Pennsylvania, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)


                                                   Three Months Ended                       Nine Months Ended
                                                     September 30,                           September 30,
                                                  2003           2002                      2003         2002
INCOME:
Total interest income                            $6,261        $6,900                     $18,960     $20,670
Total interest expense                            2,405         3,026                       7,381       9,299
Net interest income                               3,856         3,874                      11,579      11,371
Provision for loan losses                             -             -                           -           -
Total non-interest income                           938           525                       3,602       1,968
Total non-interest expense                        3,264         2,861                       9,545       8,541
Income before income taxes                        1,530         1,538                       5,636       4,798
Provision for income taxes                          118           282                       1,063         913
Net income                                         $ 1,412     $ 1,256                   $  4,573      $3,885

NET INCOME PER SHARE:
   Basic                                            $ 0.46     $ 0.41                      $ 1.48       $1.26
   Diluted                                            0.45       0.40                        1.46        1.25
   Dividends                                         0.165       0.15                       0.495        0.45


SELECTED PERIOD END BALANCES:
Total assets                                      $556,878   $505,173
Loans                                              230,570    210,260
Investments                                        284,838    249,221
Deposits                                           445,848    385,539
Borrowed funds                                      63,931     74,887
Shareholders' equity                                43,416     40,188

SELECTED RATIOS:
Return on average assets                             1.04%       1.03%                       1.18%       1.09%
Return on average shareholders' equity              14.09%      13.76%                      15.74%      14.72%
Net interest margin                                  3.31%       3.69%                       3.48%       3.73%
Efficiency ratio-tax equivalent                     63.60%      60.16%                      58.87%      59.33%
Average shareholders' equity to total                7.41%       7.45%                       7.51%       7.43%
 average assets
Non-performing assets to total assets                 .01%        .15%
Allowance as a % of loans                            1.27%       1.37%

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                                      # # #

 Contact: Thomas J. Bisko, CEO 215-538-5600 ext. 5612 or
          Bret H. Krevolin, CFO ext. 5716
          8:30 AM - 5:00 PM